EXHIBIT 7

Morguard                                                    200 Yorkland Blvd.
Investment Limited                                          Suite 200
[STAMP}                                                     Toronto, Ontario
November 12, 2003                                           M2J 5C1
                                                            Tel: (416) 496-2098
                                                            Fax: (416) 496-0286
                                                            www.morguard.com


MR. ROY SOLOMAN                                     BY FAX: (416) 391-1445
c/o SUTTON GROUP - ADMIRAL REALTY INC.
1881 Steeles Avenue, W.
Toronto, Ontario
M3H 5Y4

Attention Mr. Roy Soloman

Dear Mr. Soloman

Re:  Security Deposit
     Rent Shield Lease proposal
     200 Yorkland Blvd., Suite 200
--------------------------------------------------------------------------------

We wish to reiterate the terms for the Security Deposit required by the Landlord in conjunction with the Lease Proposal dated October 2, 2003 for Suite 200 at 200 Yorkland Blvd.

The Landlord requires a security Deposit in the amount of $75,000.00 which will be held by the Landlord for the first year of the Term. This amount of the Security Deposit would then be reduced by 25% at the commencement of each subsequent year of the Term. It is acknowledged that there is no first or last months deposit.

We would ask that you have your client acknowledge acceptance of the foregoing by signing a copy of this letter and returning same to the undersigned by no later than 4:00 pm, Tuesday, November 13th, 2003.

Please note that the Lease Proposal is still conditional upon Landlord's Senior Management approval.

We look forward to your positive response.

Yours truly,

MORGUARD INVESTMENTS LIMITED


/s/ John R. Borelli
-----------------------------
John R. Borrelli
Director of Leasing, Office and Industrial

JRB/apb

I/We acknowledge acceptance of the foregoing.


RENTSHIELD CORP.


Per:
    ------------------------
    Name
    Title

MORGUARD
Investments Limited


                                   TERM SHEET
                             200 YORKLAND BOULEVARD
                             ----------------------

LOCATION:                    Suite #200 on the 2nd floor at 200 Yorkland
                             Boulevard, Toronto, Ontario.

SIZE: 9,642 rentable square feet as shown hatched on attached Schedule A.

TERM:                        5 Years, commencing January 1, 2004 and expiring
                             December 31, 2008

BASIC RENTAL RATE:           Years 1 to 2   $ 6.50 per rentable square foot
                                            per annum net.
                             Year 3         $ 8.50 per rentable square foot
                                            per annum net.
                             Year 4         $10.50 per rentable square foot
                                            per annum net.
                             Year 5         $11.50 per rentable square foot
                                            per annum net.

ADDITIONAL RENTAL
TO DECEMBER 31, 2003:        $ 7.28 per square foot - Operating Costs estimated.
                             $ 1.44 per square foot - Hydro Costs estimated
                             $ 7.56 per square foot - Realty Taxes estimated
                             ------
                             $16.28

LEASE AGREEMENT              The Lease shall be drawn on the Landlord's current
                             Standard Form and executed by the Tenant prior to the commencement of any construction and the Term.
                             (A copy is attached hereto as Schedule B).

PARKING:                     30 parking stalls included in base rent.

OPTION: Tenant shall be granted an option for a further term of 5 years as outlined on Schedule C.

EARLY OCCUPANCY:             The Tenant shall have early occupancy of the Lease
                             Premises on the date which is the later of December 1, 2003 and the date all documentation required by the Landlord has been fully executed by all parties in accordance with the provisions of Paragraph 3.02 of the Lease, save as to payment of Rent. The Tenant shall, however be responsible for the cost of utilities supplied to the Leased
                             Premises as of the date possession is given to the Tenant.

CONDITION OF LEASED
PREMISES:                    The Leased Premises shall be delivered by the
                             Landlord to the Tenant on an "as is" basis and the Landlord shall not be required to do any work prior to delivering possession of the Leased
                             Premises to the Tenant. Any other changes to the Leased Premises required by the Tenant will be performed in accordance with clause 7.04 of the Lease and shall be completed at the Tenant's sole expense.

LEASEHOLD IMPROVEMENTS:       In the event that the Tenant wishes to install or
                              make additional improvements to the premises, the Landlord shall make said improvements to a maximum cost of $5.00 per square foot and said costs shall be amortized over the term of the term of the lease using an interest rate factor of 10% and the basic rental rate shall be adjusted accordingly.

SPACE PLANNING:               The Landlord shall pay up to 8 cents per square
                              foot an initial feasibility plan to be prepared by a space planner of the Tenant's choice, subject to the Landlords approval.

INDUCEMENT:                   The Landlord shall provide a gross rent free
                              period, being the first six months of the term, during which time there shall be no basic or additional rent payable. The Tenant shall however be bound by all other terms and conditions contained in this lease during said rent free period.

LANDLORD'S CONDITION:         This proposal is conditional for a period of 10
                              business days from mutual acceptance, upon space available, Landlord's Senior Management approval and satisfactory credit check.

NON-DISCLOSURE/
CONFIDENTIALITY:              The Tenant agrees that any information provided by
                              the Landlord or its agent, including but not limited to any quotes of net rental rates, allowances, and any matters pertaining to the financial aspects of this proposal shall be retained in confidence, and will cause its employees, principals, representatives and agents to treat and retain in confidence, the information.

The undersigned acknowledges and agrees to the above terms and conditions.

Dated at Toronto, Ontario, this 2nd day of October, 2003.

RENT SHIELD CORP.


per: /s/ [ILLEGIBLE]                               General Counsel
      --------------------                         ---------------------------
      Name [ILLEGIBLE]                             Title

                                   SCHEDULE A




                                  [FLOOR PLAN]

                                 [RENTAL CHECK]